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                                                                    EXHIBIT 2.19

                            ASSET PURCHASE AGREEMENT

         Agreement entered into on March 11, 2002, by and between ARC Acquisition Corporation, a California corporation ("Buyer"), and Lason Systems, Inc., a Delaware corporation ("Seller"). Buyer and Seller are referred to collectively herein as the "Parties."

         This Agreement contemplates a transaction in which Buyer will purchase for cash certain assets of Seller used in connection with Seller's Consolidated Reprographics division ("CR").

         Now, therefore, in consideration of the promises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.


1.       Definitions.

         "Acquired Assets" means all right, title, and interest in and to the assets of the Seller set forth in Exhibit A attached hereto Relating to CR, including all of the following relating thereto (a) Leased Real Property, (b) tangible personal property (such as machinery, equipment, inventories of raw materials and supplies, manufactured and purchased parts, work in process and finished goods, furniture, and vehicles), (c) Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions,
(d) Assumed Contracts, (e) accounts, notes, and other receivables, (f) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment (including any such item relating to the payment of Taxes), (g) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies, to the extent the same are assignable,
(h) books, records, ledgers, files, source documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials, (i) all computer software (including source code, executable code, databases and related documentation), to the extent the same are assignable, (j) the document management system and software used in the CR business commonly referred to as the "PDS" system, including the source codes relating thereto, and (k) the good will and going concern value of CR; provided, however, that the Acquired Assets shall not include cash, and shall not include claims of Seller, if any, against Arthur G. Lundeen which arise prior to the Closing and do not involve an act or omission of Arthur G. Lundeen that results in damage, loss or expense to Buyer or the Acquired Assets with respect to which Seller does not provide full indemnity to Buyer under this Agreement, and provided further, that nothing listed herein which is an executory contract or unexpired lease within the meaning of Section 365 of the Bankruptcy Code shall be an Acquired Asset unless expressly assumed by Seller and assigned to Buyer pursuant to the Executory Contract Assumption and Assignment Order.

         "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages,


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dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "Affiliated Group" means any affiliated group within the meaning of Code ss.1504(a).

         "Applicable Rate" means the applicable Federal short-term rate under ss.1274 of the Code announced from time to time.

         "Approval Order" shall mean the order or orders of the Court in the Bankruptcy Proceeding approving this Agreement and authorizing the parties to proceed, including the Buyer Protection and Bidding Procedures Order and Sale Order contemplated in Section 5(j).

         "Assumed Contracts" means the Executory Contracts and all of the following types of agreements to the extent that such agreements are non-executory and comprise a portion of the Acquired Assets: leases, subleases, agreements, contracts, instruments, customer orders, facility management agreements, Security Interests, guaranties and other similar arrangements and rights thereunder.

         "Assumed Liabilities" means (a) only those current liabilities of Seller which have arisen after the Most Recent Fiscal Year End in the Ordinary Course of the CR Business (but not including any Liability resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement, violation of law, or environmental matter, including without limitation those arising under Environmental, Health, and Safety Requirements), (b) all obligations of Seller under the agreements and contracts, referred to in the definition of Assumed Contracts to furnish goods and services, and other non-Cash benefits to customers after the Closing. For purposes of this definition, current liabilities shall include accounts payable only to the extent that on the Closing Date the term for payment offered by each respective vendor in the ordinary course of business before delinquency and without interest or carrying charges has not expired. Notwithstanding anything to the contrary contained in the immediately preceding two sentences, Assumed Liabilities specifically shall not include the following: accounting fees, expert fees, attorneys fees or other costs or expenses incurred in connection with the negotiation of this Agreement or in connection with the general administration of the Seller or of Bankruptcy Proceeding rather than in connection with the specific operation of the CR business, obligations under capitalized leases (including obligations under leases of tangible personal property that nevertheless constitute part of the Acquired Assets), indebtedness for borrowed money, guaranties of indebtedness, employment contracts, Taxes, insurance policies, deferred compensation, obligations, earn-outs, or related party obligations, nor any interest, penalties or premiums accrued thereon or any other liability whatsoever. Buyer and Seller shall meet and confer approximately 3 business days prior to the Closing Date to examine and designate those accounts payable which fall within this definition, including those which Seller believes in good faith to be current but which on their face do not appear to be current within the terms of this definition ("questioned accounts"). Any dispute with respect to such an account shall be resolved by a neutral certified public accountant jointly appointed by Buyer and Seller.



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         "Bankruptcy Case" means the case under Chapter 11 of the Bankruptcy
Code filed by Seller in the Bankruptcy Court.

         "Bankruptcy Code" means 11 U.S.C. 101 et seq., and applicable federal rules of bankruptcy procedure thereunder.

         "Bankruptcy Court" means the United States Bankruptcy Court, District of Delaware.

          "Bankruptcy Proceeding" means the Chapter 11 proceeding before the United States Bankruptcy Court, District of Delaware, Case No. 01-11488(MFW) pursuant to which Seller and Seller's Stockholder are debtors and debtors in possession.

         "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the reason or cause for any specified consequence.

         "Break-up Fee" has the meaning set forth in ss.8(o) below

         "Buyer" has the meaning set forth in the preface above.

         "Buyer Protection and Bidding Procedures Order" means an order of the Bankruptcy Court that (a) approves the Break-Up Fee on the terms and conditions set forth in ss.8(o) and (b) establishes procedures for Seller to obtain and evaluate a competing proposal that (i) conforms to the description set forth in ss.5(k)(iii)], (ii) approves several of the covenants set forth in ss.5, to the extent appropriate, and (iii) authorizes and directs Seller to observe and perform its obligations under the Buyer Protection and Bidding Procedures Order.

         "Cash" means cash and cash equivalents (including marketable securities and short term investments) calculated and classified in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

         "Closing" has the meaning set forth in ss.2(d) below.

         "Closing Date" has the meaning set forth in ss.2(d) below.

         "COBRA" means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code ss.4980B and of any similar state law.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Competing Proposal" means a competitive bid or proposal from a third party (a) to purchase substantially all of the Acquired Assets whether in a separate transaction or series of transactions or as part of a plan of reorganization of Seller or (b) for any merger, consolidation, liquidation, dissolution or similar transaction involving Seller.

         "CR" means Seller's operating business division commonly known as Consolidated Reprographics.


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         "Disclosure Schedule" has the meaning set forth in ss.3 below.

         "Employee Benefit Plan" means any "employee benefit plan" (as such term is defined in ERISA ss.3(3)) and any other material employee benefit plan, program or arrangement of any kind.

         "Employee Pension Benefit Plan" has the meaning set forth in ERISA ss.3(2).

         "Employee Welfare Benefit Plan" has the meaning set forth in ERISA ss.3(l).

         "Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Executory Contracts" means the contracts, unexpired leases and other agreements of an executory nature within the meaning of Section 365 of the Bankruptcy Code to which Seller is a party which are a part of the Assumed Contracts as set forth by party names, date and cure amounts on Exhibit A(ii) attached hereto. Executory Contracts shall also include any contracts, unexpired leases and other agreements Relating to CR which are discovered by Buyer after the date hereof and prior to the Closing Date and with respect to which Buyer notifies Seller in writing that Buyer wishes to have Seller assume and assign the same to Buyer in the same manner as other Assumed Contracts.

         "Executory Contract Assumption and Assignment Order" an order of the Bankruptcy Court, which may be the Sale Order and must be in form and substance reasonably acceptable to Buyer, that (a) approves the provisions of ss.5(k),
(b) authorizes and directs Seller, pursuant to ss.365 of the Bankruptcy Code, to assume and to assign to Buyer the Assumed Contracts and to make all pre-petition and post-petition payments related thereto that are not Assumed Liabilities (c) determines that Buyer has provided adequate assurance of future performance relative to the Executory Contracts, and (d) conclusively establishes the amounts necessary to cure all defaults under the Executory Contracts.

         "Financial Statement" has the meaning set forth in ss.3(g) below.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time

         "Intellectual Property" means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to


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practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals) and, (f)) all advertising and promotional materials, to the extent that the same do not bear the name of, or references to Seller or Seller's Stockholder, (g) the document management system and software used in the CR business commonly referred to as the "PDS" system, including the source codes relating thereto, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

         "Knowledge" means actual knowledge after an investigation that a reasonable and prudent person would conduct as to the subject matter of a particular representation or warranty.

         "Knowledge of Seller" means the Knowledge of any of the officers of Seller or of Seller' Stockholder, or of any of Mark Sipes, Eric Hazel and Keath Lauderdale.

         "Leased Real Property" means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by Seller used in the business of CR.

         "Leases" means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which Seller holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of Seller.

         "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes.

         "Management Incentives" means bonuses, performance incentives or other compensation enhancements in the aggregate sum of $1,500,000 to be paid in forms and manners, and in such proportions, as determined by ARC (a) to some or all of Eric Hazel, Keith Lauderdale, and Mark Sipes in accordance with the terms of Employment Agreements in the forms attached hereto as Exhibits G-1 to G-3 and
(b) to and among a group of not more than 17 senior CR managers to be designated in writing by ARC prior to the Closing.

         "Most Recent Fiscal Month End" has the meaning set forth in ss.3(g) below.

         "Most Recent Fiscal Year End" has the meaning set forth in ss.3(g) below.


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         "Noncompetition and Guaranty Agreement" means the Agreement with
Seller's Stockholder entered into concurrently herewith and attached hereto as Exhibit B.

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "Party" has the meaning set forth in the preface above.

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "Prohibited Transaction" has the meaning set forth in ERISA ss.406 and Code ss.4975.

         "Purchase Price" has the meaning set forth in ss.2(c) below.

         "Qualified Bid" means a Competing Proposal (a) whose value is greater than the sum of (i) the Purchase Price and (ii) $2,000,000, (b) that is accompanied by satisfactory evidence of committed financing or other ability to perform, and (c) is accompanied by a good faith deposit of $2,000,000. For avoidance of doubt, this Agreement shall be deemed to be a Qualified Bid for substantially all of Seller's CR assets.

         "Qualified Bidder" means a person (a) who has delivered to Seller a Competing Proposal that Seller, in good faith and upon the advice of its independent financial advisors, believes is reasonably likely to lead to a higher and better offer for the Acquired Assets, and (c) whom Seller in good faith determines is reasonably likely (based on the availability of financing and proof of financial wherewithal, experience and other relevant considerations) to be able to consummate a transaction based on the Competing Proposal, if selected as the successful bidder for the subject assets. For avoidance of doubt, Buyer shall be deemed to be a Qualified Bidder.

         "Relating to CR" means affecting or relating to the business, assets, revenues, obligations, operations, employees or good will of CR, including the Acquired Assets.

         "Sale Motion" means the motion or motions, in form and substance reasonably acceptable to Buyer, filed by Seller, pursuant to the provisions of ss.ss.363 and 365 of the Bankruptcy Code in the Bankruptcy Case, among other things, to obtain the Sale Order, approve the transactions contemplated hereby, authorize the assumption and assignment of the Assumed Contracts to Buyer and obtain the Buyer Protection and Bidding Procedures Order.

         "Sale Order" means an order of the Bankruptcy Court, which may also be the Executory Contract Assumption and Assignment Order and must be in form and substance reasonably acceptable to Buyer, that, among other things, grants the Sale Motion and approves, authorizes and directs Seller to enter into this Agreement and consummate the transactions contemplated hereby.

         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest.


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         "Seller's Stockholder" means Lason, Inc., a Delaware corporation.

         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code ss.59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Transferring Employee" has the meaning set forth in ss.5(i) below.

         2.   Basic Transaction.

              (a) Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, Buyer shall purchase from Seller and Seller shall sell, transfer, assign, convey, and deliver to Buyer, all of the Acquired Assets at the Closing, free and clear of all claims, interests, liens and Security Interests other than the Assumed Liabilities, for the consideration specified below in this ss.2. Buyer shall have the right to direct the transfer of the Acquired Assets at Closing to a corporation or limited liability company which is an Affiliate of Buyer so long as such transfer does not affect Buyer's ability to provide any party to a Executory Contract with Seller adequate assurances of future performance within the meaning of Section 365 of the Bankruptcy Code.

              (b) Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, the Buyer shall assume and become responsible for all of the Assumed Liabilities at the Closing. Buyer will not assume or have any responsibility, however, with respect to any other obligation or Liability of CR not specifically included within the definition of Assumed Liabilities including obligations or liabilities arising in connection with the Executory Contracts not assumed by Seller.

              (c) Purchase Price. Subject to the adjustments hereunder set forth, Buyer shall pay to Seller at the Closing $32,500,000, minus the Management Incentives (the "Purchase Price"), payable by wire transfer or other immediately available funds. Any portion of the Management Incentives not actually paid to the named or designated individuals shall be paid by Buyer to Seller, without interest, within thirty (30) days after the date on which such portion can no longer be validly claimed by any of such individuals.

              (d) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Hanson, Bridgett, Marcus, Vlahos & Rudy, in San Francisco, California, commencing at 9:00 a.m. local time on the third (3rd) business day following the entry of the Approved Order and upon the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself)



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or such other date as the Parties may mutually determine (the "Closing Date");
provided, however, that the Closing Date shall be no later than May 31, 2002.

              (e) Deliveries at the Closing. At the Closing, (i) Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in ss.6(a) below; (ii) Buyer will deliver to Seller the various certificates, instruments, and documents referred to in ss.6(b) below; (iii) Seller will execute, acknowledge (if appropriate), and deliver to Buyer a bill of sale in the form attached hereto as Exhibit C and such other instruments of sale, transfer, conveyance, and assignment as Buyer and its counsel reasonably may request; (iv) Buyer will execute, acknowledge (if appropriate), and deliver to Seller (A) an assumption in the form attached hereto as Exhibit D and (B) such other instruments of assumption as Seller and its counsel reasonably may request; (v) Buyer will deliver to Seller the Purchase Price and (vi) Seller will pay or provide adequate assurance or other evidence reasonably satisfactory to Buyer that any amounts required to cure defaults under the Assumed Contracts in order to allow the Assumed Contracts to be assigned to Buyer at Closing free of all claims of breach or default will be paid or adequately provided for pursuant to appropriate orders of the Bankruptcy Court.

              (f) Allocation. Buyer and Seller agree to allocate the Purchase Price among the Acquired Assets for all purposes (including financial accounting and tax purposes) in accordance with an allocation schedule which will be completed by Buyer and Seller and attached hereto as Exhibit E on the Closing Date. Such allocation shall be binding upon the parties for all applicable federal, state, local and foreign Tax purposes. Buyer and Seller shall report gain or loss or cost basis, as the case may be, in a manner consistent with such allocation on all Tax Returns filed by either of them after Closing and not to voluntarily take any inconsistent position therewith in any administrative or judicial proceeding relating to such returns. Buyer and Seller shall exchange mutually acceptable and completed IRS Forms 8594 (including supplemental forms, if required), which they shall use to report the transaction contemplated hereunder to the Internal Revenue Service in accordance with such allocation. Notwithstanding anything to the contrary, no allocation hereunder shall supersede or otherwise usurp the jurisdiction of the Bankruptcy Court to value the assets for any purpose under the Bankruptcy Code other than this Agreement.

              (g)  Net Asset Adjustment.

                   (i) Buyer's advisors have prepared from the CR books and records furnished by Seller, and Seller has approved, a Pro Forma Statement of Closing Net Assets (with 000s omitted) ("Pro Forma Statement) as if the Closing had taken place on December 29, 2001, as set forth in Exhibit H attached hereto. Such Pro Forma Statement shows "Pro Forma closing net assets" under the column marked "Adjusted Book Value" of approximately $7,900,000 after the adjustments are made to each of the line items as set forth in such Pro Forma Statement, provided, however, that liabilities shall not include any sums owed to Seller's employees with respect to vacation, sick pay or paid time off accruals. The Adjusted Book Value of those categories of Acquired Assets, as of the Closing Date, for which there are entries set forth in the column of the Pro Forma Statement marked "Adjusted Book Value" minus the Assumed Liabilities in the same column ("Closing Net Value"), shall be not less than $7,900,000. Such determination will follow the accounting principles, policies and estimates used in determining the Pro Forma Statement, as set forth on Exhibit H hereto.


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                   (ii) Within 30 business days after the Closing Date, or as promptly as practicable thereafter, Buyer shall cause to be prepared and delivered to Seller a draft Closing Net Assets Statement ("Net Assets Statement") for the CR business as of the Closing Date, using the accounting principles applied to construct the Pro Forma Statement and covering those categories for which there are entries set forth in the column of the Pro Forma Statement marked "Adjusted Book Value." Such Net Assets Statement shall reflect the results of a physical count of all CR fixed assets and inventory taken at the direction of Buyer's independent certified public accountants within seven
(7) business days after the Closing Date and a review by such accountants of the trade accounts receivable as existing on the Closing Date. Buyer shall give Seller written notice of the time and place of each physical count and Seller shall have the right to have an observer present at each such place.

                   (iii) Seller shall have a period of 45 business days after delivery of the Net Assets Statement to review it and to make any objections in writing to Buyer. If written objections to the Net Assets Statement are delivered by Seller to Buyer within such 45 business day period, then Buyer and Seller shall attempt to resolve the matter or matters in dispute. The Net Assets Statement shall be revised to reflect any revisions agreed upon by Buyer and Seller. If no written objections are made by Seller within the time period provided above, the Net Assets Statement shall be deemed accepted by Seller and shall be final.

                   (iv) If disputes with respect to the Net Assets Statement cannot be resolved by Buyer and Seller within 15 business days after the delivery of the objections to the Net Assets Statement, then the specific matters in dispute shall be submitted to an independent certified public accounting firm as may be approved by Buyer and Seller, which firm shall render its opinion as to such matters. If Buyer and Seller are unable to agree on the choice of an accounting firm, they will select a nationally-recognized accounting firm by lot, after excluding their respective regular outside accounting firms. The accounting firm so selected will provide to the Parties its written determination on the specific matters in dispute, which determination shall be final and binding on the Parties, in which case the Net Assets Statement, with such changes as determined by such accounting firm, shall constitute the final Net Assets Statement. Any fees and expenses of the independent accounting firm appointed pursuant to this Section shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Buyer.

                   (v) In the event that the Closing Net Value as set forth in the Net Assets Statement shall be less than $7,900,000, Seller shall repay to Buyer, in immediately available funds, within 5 business days after the Net Assets Statement becomes final, the amount, if any, by which $7,900,000 exceeds the Closing Net Value, provided, however, that no repayment shall be required with respect to that portion of any shortfall in the Closing Net Value which is attributable solely to depreciation of tangible personal property constituting a portion of the Acquired Assets properly recorded in accordance with GAAP on the books of Seller with respect to periods after December 31, 2001. Notwithstanding anything to the contrary contained in the foregoing, in the event that the Closing Net Value exceeds $7,900,000, Buyer shall pay to Seller, in immediately available funds, within 5 business days after the Net Assets Statement becomes final, the amount, if any, by which the Closing Net Value exceeds $7,900,000, but not more than the sum of $215,000.


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              3.   Representations and Warranties of Seller. Seller represents and warrants to Buyer that the statements contained in this ss.3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ss.3), except as set forth in the disclosure schedule accompanying this Agreement (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this ss.3.

                   (a) Organization of Seller. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware.

                   (b) Authorization of Transaction. Subject to the approval of this Agreement by the Bankruptcy Court, as evidenced by entry of the Sales Order, and Seller's pre-petition lenders, Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors of Seller and Seller's Stockholder have duly authorized the execution, delivery, and performance of this Agreement by Seller. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions, subject only to the entry of the Approval Order.

                   (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor, upon entry of the Approval Order, the consummation of the transactions contemplated by this Agreement, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject or any provision of the charter or bylaws of Seller or, (ii) except as set forth in ss.3(c) of the Disclosure Schedule, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Except for the necessity of the Approval Order and Executory Contract Assignment and Assumption Order, Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any court or government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the sales and assumptions referred to in ss.2 above).

                   (d) Brokers' Fees. Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated. Seller is solely responsible for any and all Liabilities or obligations to pay any fees or commissions to any broker, finder, investment banker, agent with respect to the transactions contemplated by this Agreement, including any obligation to Brown, Gibbons, Lang & Company, L.P.

                   (e) Title to Assets. Seller has good and marketable title to, or a valid leasehold interest in, all of the Acquired Assets, free and clear of any Security Interest or restriction on transfer other than the Security Interest held by Seller's pre-petition lenders. The

Acquired Assets constitute all of the assets and properties necessary to the operation of the business of CR.

              (f) Status of CR. Seller has operated CR as a division of Seller. Such division is not a separate incorporated entity.

              (g)  Financial Statements.

                   (i) Attached hereto as Exhibit F are the following financial statements Relating to CR (the " Financial Statements"): unaudited balance sheet for the Twelve Months Ending December 31, 1999, and Income Statement for the Month Ending December 31, 1999 showing monthly results and cumulative results at December 31, 1999, unaudited Comparative Balance Sheets for the 13 fiscal monthly periods from December 30, 2000 through December 29, 2001 and Comparative Income Statement, Current vs. Prior Period - Month & YTD, for the year ended December 31, 2001, showing results for the months of December 2000 and 2001 and for the full years of December 30, 2000 and December 29, 2001 (December 29, 2001 being the "Most Recent Fiscal Year End"), and Balance Sheet for the month ending January 31, 2002 and Income Statement for the Month ending January 31, 2002 (the "Most Recent Fiscal Month End"). The Financial Statements have been prepared for internal management purposes, and although not prepared in accordance with GAAP, to the Knowledge of Seller, (a) present fairly the financial condition of CR as of such dates and the results of operations of CR for such periods, (b) are correct and complete, and (c) are consistent with the books and records of CR (which books and records are correct and complete).

                   (ii) On March 26, 2001, Seller's Stockholder informed the United States Securities and Exchange Commission and the United States Attorney for the Eastern District of Michigan of accounting irregularities and system deficiencies that affected certain portions of the financial statements of Seller's Stockholder. To the Knowledge of Seller, no such irregularity or deficiency affects, or will affect, in any manner the Financial Statements, or any matter presented or reflected therein.

              (h) Events Subsequent to Most Recent Fiscal Year End. Except as set forth in ss.3(h) of the Disclosure Schedule, since the Most Recent Fiscal Year End, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the CR business, Except for the Bankruptcy Proceeding. Without limiting the generality of the foregoing, since that date:

                   (i) Seller has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, Relating to CR other than for a fair consideration in the Ordinary Course of Business;

                   (ii) Seller has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) Relating to CR other than in the Ordinary Course of Business;

                   (iii) no party (including Seller) has terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) Relating to CR involving more than $75,000 to which Seller is a party or by which Seller is bound and which is an Acquired Asset;

                   (iv) Seller has not imposed any Security Interest upon any of its assets, tangible or intangible Relating to CR which is an Acquired Asset except for Assumed Liabilities;

                   (v) Except for restrictions imposed in the Bankruptcy Proceeding, Seller has not delayed or postponed the payment of accounts payable and other Liabilities Relating to CR which are Assumed Liabilities outside the Ordinary Course of Business;

                   (vi) Seller has not granted any license or sublicense of any rights under or with respect to any Intellectual Property constituting a part of the Acquired Assets;

                   (vii) there has been no change made or authorized in the charter or bylaws of Seller;

                   (viii) Seller has not experienced any damage, destruction, or loss (whether or not covered by insurance) relating to the Acquired Assets;

                   (ix) Seller has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement, Relating to CR or by which Buyer would be bound as the purchaser of the Acquired Assets;

                   (x) Seller has not granted any increase in the base compensation of, or made any other change in employment terms for, any of its employees employed in the business of CR outside the Ordinary Course of Business;

                   (xi) Except for the Bankruptcy Proceeding or as authorized by the Bankruptcy Court, there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business or Relating to CR; and

                   (xii) Seller has not committed itself to any of the foregoing.

              (i) Undisclosed Liabilities. Except as set forth in ss.3(i) of the Disclosure Schedule, Seller has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), including any liability to any current or former customer, or any liability to any governmental entity (including any Liability for any tax), which could be asserted against the Acquired Assets or Buyer except for the Assumed Liabilities.

              (j) Legal Compliance. To the Knowledge of Seller, Seller has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply except where the failure to comply would not have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the CR business.

              (k) Tax Matters. Except as set forth on ss.3(k) of the Disclosure Schedule, with respect to matters Relating to CR:

                   (i) To the Knowledge of Seller, Seller has filed all Tax Returns Relating to CR that it was required to file relating to CR. All such Tax Returns were correct and complete in all respects. To the Knowledge of Seller, all Taxes owed by Seller (whether or not shown on any Tax Return) Relating to CR have been paid. There is no extension of time within which to file any Tax Return which would affect the Acquired Assets. No claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction on the basis of any property or activity Relating to CR. There are no Security Interests on any of the Acquired Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

                   (ii) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party where the failure to so withhold or to pay would affect the Acquired Assets or the business of CR.

                   (iii) Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which could affect the business of CR or the Acquired Assets.

              (l)  Real Property.

                   (i) Seller does not own any real property used in connection with the business of CR and no real property other than leasehold interests is included in the Acquired Assets.

                   (ii) ss.3(l)(ii) of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property used in connection with the CR business, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document). Seller has delivered to Buyer a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as set forth in ss.3(l)(ii) of the Disclosure Schedule, with respect to each of the Leases:

                        (A) To the Knowledge of Seller, such Lease is legal, valid, binding, enforceable and in full force and effect;

                        (B) To the Knowledge of Seller, the transaction contemplated by this Agreement will not cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

                        (C) Seller's possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and to the Knowledge of Seller there are no disputes with respect to such Lease;

                        (D) To the Knowledge of Seller, Seller is not in material breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a material breach or default by Seller, or permit the termination, modification or acceleration of rent under such Lease; to the Knowledge of Seller, no other party to such Lease is in material breach or default under such Lease and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a material breach or default by such other party;

                        (E) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full;

                        (F) to the Knowledge of Seller, Buyer will not owe any brokerage commissions or finder's fees with respect to such Lease as a result of assuming the Lease;

                        (G) except to the extent that Philip R. Siegel and/or Arthur G. Lundeen are deemed Affiliates of Seller, the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, Seller;

                        (H) Seller has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof;

                        (I) Seller has not collaterally assigned or granted any other Security Interest in such Lease or any interest therein; and

                        (J) there are no liens or encumbrances on the estate or interest created by such Lease.

                   (iii) The Leased Real Property identified in ss.3(l)(ii) comprises all of the real property used in, or otherwise related to, the CR business.

                   (iv) To the Knowledge of Seller, but without independent investigation, all buildings, structures, fixtures, building systems and equipment, and all components thereof, included in the Leased Real Property (the "Improvements") are in good condition and repair, ordinary wear and tear excepted, and sufficient for the operation of the CR business. To the Knowledge of Seller, but without independent investigation, there are no structural deficiencies or latent defects affecting any of the Improvements and there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any respect with the use or occupancy of the Improvements or any portion thereof in the operation of the CR business as currently conducted thereon.

                   (v) To the Knowledge of Seller, there is no condemnation, expropriation or other proceeding in eminent domain, pending or threatened, affecting any

Leased Real Property or any portion thereof or interest therein. There is no injunction, decree, order, writ or judgment outstanding, nor any claims, litigation, administrative actions or similar proceedings, pending or, to the Knowledge of Seller, threatened, relating to the lease, use or occupancy of the Leased Real Property or any portion thereof, or the operation of the CR business as currently conducted thereon.

                   (vi) To the Knowledge of Seller, except for noncompliance which is not material to the operation of the CR business, the Leased Real Property is in compliance with all applicable building, zoning, subdivision, health and safety and other land use laws, including The Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Real Property (collectively, the "Real Property Laws"), and the current use and occupancy of the Real Property and operation of the CR business thereon does not violate any Real Property Laws. Seller has not received any notice of violation of any Real Property Law and, to the Knowledge of Seller, there is no Basis for the issuance of any such notice or the taking of any action for such violation.

                   (vii) To the Knowledge of Seller, all utility services required in connection with the operation of the CR business as currently conducted are operational and sufficient.

                   (viii) To the Knowledge of Seller, all certificates of occupancy, permits, licenses, franchises, approvals and authorizations (collectively, the "Real Property Permits") of all governmental authorities, boards of fire underwriters, associations or any other entity having jurisdiction over the Leased Real Property, which are required or appropriate to use or occupy the Leased Real Property or operate the CR business as currently conducted thereon have been issued and are in full force and effect. Seller has not received any notice from any governmental authority or other entity having jurisdiction over the Leased Real Property threatening a suspension, revocation, modification or cancellation of any Real Property Permit and, to the Knowledge of Seller, there is no Basis for the issuance of any such notice or the taking of any such action. To the Knowledge of Seller, no disclosure, filing or other action by Seller is required in connection with such transfer, and Buyer shall not be required to assume any additional liabilities or obligations under the Real Property Permits as a result of such transfer.

              (m)  Intellectual Property.

                   (i) Seller owns or possesses or has the right to use, and at Closing, to the Knowledge of Seller, Buyer shall own or posses or have right to use, pursuant to a valid and enforceable, written license, sublicense, agreement, or permission each and every item of Intellectual Property, necessary for the operation of the CR business as presently conducted. Except as set forth in ss.3(m)(i)(a) of the Disclosure Schedule, each such item of Intellectual Property owned or used by Seller immediately prior to the Closing hereunder will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing hereunder. Seller has taken all necessary action to maintain and protect each item of Intellectual Property that it owns and that it uses in the CR business. Seller's rights to some Intellectual Property may constitute or be subject to an Executory Contract and thus are being assigned to Buyer pursuant to the Executory Contract Assumption and Assignment Order.

                   (ii) Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and neither Seller nor the directors and officers (and employees with responsibility for Intellectual Property matters) of Seller has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Seller must license or refrain from using any Intellectual Property rights of any third party) used in the CR business. To the Knowledge of Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Seller, used or proposed to be used in the CR businesses.

                   (iii) ss.3(m)(iii) of the Disclosure Schedule identifies each patent or registration which has been issued to Seller with respect to any of its Intellectual Property relating to or used in the CR business, identifies each pending patent application or application for registration which Seller has made with respect to such Intellectual Property, and identifies each license, sublicense, agreement, or other permission which Seller has granted to any third party with respect to such Intellectual Property (together with any exceptions). Seller has delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, sublicenses, agreements, and permissions (as amended to date). ss.3(m)(iii) of the Disclosure Schedule also identifies each material unregistered trademark, service mark, trade name, corporate name or Internet domain name, computer software item (other than commercially available off-the-shelf software) and each material unregistered copyright used by Seller in connection with the CR business. With respect to each item of Intellectual Property identified in ss.3(m)(iii) of the Disclosure
Schedule:

                        (A) Seller owns and possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction or limitation regarding use or disclosure;

                        (B) To the Knowledge of Seller, the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                        (C) To the Knowledge of Seller, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of Seller, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item, and there are no grounds for the same;

                        (D) Seller has not ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item; and

                        (E) no loss or expiration of the item is threatened or pending, or to the Knowledge of Seller reasonably foreseeable, except for patents and copyright registrations expiring at the end of their statutory terms (and not as a result of any act or omission by Seller, including without limitation, a failure by Seller to pay any required maintenance fees).

                   (iv) ss.3(m)(iv) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that Seller uses in connection with the business of CR pursuant to license, sublicense, agreement, or permission. Seller has delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property identified in ss.3(m)(iv) of the Disclosure Schedule.

                        (A) To the Knowledge of Seller, the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

                        (B) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in ss.2 above);

                        (C) To the Knowledge of Seller, no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                        (D) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

                        (E) with respect to each sublicense, the representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

                        (F) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                        (G) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of Seller, is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property, and there are no grounds for the same; and

                        (H) Seller has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

                   (v) To the Knowledge of Seller: (A) Seller has not in the past interfered with, infringed upon, misappropriated, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of the CR businesses as presently conducted; (B) there are no facts that indicate a likelihood of any of the foregoing; and (C) no notices regarding any of the foregoing (including, without limitation, any demands or offers to license any Intellectual Property from any third party) have been received.

                   (vi) Seller has taken all necessary action to maintain and protect the registrations for all of the Intellectual Property of Seller as described in ss.3(m)(i)(a) of the Disclosure Schedule and will continue to maintain and protect all of the Intellectual Property of Seller prior to Closing so as not to materially adversely affect the validity or enforceability thereof. To the Knowledge of Seller, the owners of any of the Intellectual Property licensed to Seller have taken all necessary action to maintain and protect the Intellectual Property covered by such license.

                   (vii) To the Knowledge of Seller and Relating to CR, Seller has complied in all material respects with and are presently in compliance in all material respects with all foreign, federal, state, local, governmental (including, but not limited to, the Federal Trade Commission and State Attorneys General), administrative or regulatory laws, regulations, guidelines and rules applicable to any Intellectual Property and Seller shall take all steps necessary to ensure such compliance until Closing.

              (n) Tangible Personal Property. Seller owns or leases all machinery, equipment, and other tangible assets necessary for the conduct of the business of CR as presently conducted. To the Knowledge of Seller, each such tangible asset is free from defects (patent and latent), is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

              (o) Inventory. The inventory of Seller being sold as part of the Acquired Assets, consists of raw materials and supplies, manufactured and purchased parts, work or goods in process, and finished goods, all of which is, to the Knowledge of Seller, merchantable and fit for the purpose for which it was procured or manufactured, and none of which, to the Knowledge of Seller, is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory write-down set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller.

              (p) Contracts. ss.3(p) of the Disclosure Schedule lists the following contracts and other agreements Relating to CR to which Seller is a party:

                   (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $36,000 per annum;

                   (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to Seller or to Buyer after the Closing, or involve consideration in excess of $75,000;

                   (iii) any agreement concerning a partnership or joint venture;

                   (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, under which it has imposed a Security Interest on any of the Acquired Assets;

                   (v) any agreement concerning confidentiality or noncompetition;

                   (vi) any agreement involving Seller and any Affiliates of Seller;

                   (vii) any deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

                   (viii) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $75,000 or providing severance benefits;

                   (ix) any agreement under which it has advanced or loaned any amount to any employee of CR outside the Ordinary Course of Business; and

                   (x) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $ 75,000.

Seller has delivered or made available to Buyer a correct and complete copy of each written agreement listed in ss.3(p) of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in ss.3(p) of the Disclosure Schedule. To the Knowledge of Seller, with respect to each such agreement that is assumed by Seller and assigned to Buyer pursuant to the Executory Contract Assumption and Assignment Order: (A) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in ss.2 above); (B) the other party thereto is not in material breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

              (q) Accounts Receivable. All accounts receivable of CR (whether open book or reflected in any promissory note or other debt instrument) are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserves for bad debts, sales allowances and other accrued liabilities related to customer credits set forth on the face of the balance sheet for the Most Recent Fiscal Month End, as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller. For purposes of this Agreement, an account receivable shall not be deemed uncollectible until 120 days after the date of the invoice giving rise to such account

              (r) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Seller that would affect the Acquired Assets.

              (s) Insurance. ss.3(s) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which Seller is presently a party, a named insured, or otherwise the beneficiary of coverage Relating to CR:

                   (i) the name, address, and telephone number of the agent;

                   (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

                   (iii) the policy number and the period of coverage;

                   (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

                   (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

Such insurance policies are sufficient for compliance with all requirements of law and of all agreements relating to the CR business and insure the CR business against such casualties and contingencies in such amounts, types and forms as are appropriate for the CR business and as are usual and customary in the industry of which it is a part.

              (t) Litigation. Except in connection with the Bankruptcy Proceeding, ss.3(t) of the Disclosure Schedule sets forth each instance Relating to CR in which Seller (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of Seller, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in ss.3(t) of the Disclosure Schedule could result in any material adverse change in the business, financial condition, operations, results of operations, or future prospects of CR. To the Knowledge of Seller, there is no reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Acquired Assets or Buyer, as successor to Seller.

              (u) Product Liability. To the Knowledge of Seller, Seller has no Liability (and to the Knowledge of Seller there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any service or product sold, leased, or delivered by CR.

              (v) Employees. Except as set forth in ss.3(v) of the Disclosure Schedule, to the Knowledge of Seller, no executive, key employee, or group of employees working in the CR business has any plans to terminate employment with Seller other than to be employed by Buyer if hired by Buyer. Seller is not a party to or bound by any collective bargaining agreement, nor has Seller experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes relating to CR. To the Knowledge of Seller, Seller has not committed any unfair labor practice Relating to the CR business. To the Knowledge of Seller, no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to employees of CR.

              (w) Employee Benefits.

                   (i) ss.3(w) of the Disclosure Schedule lists each Employee Benefit Plan that Seller maintains, to which Seller contributes or has any obligation to contribute, or with respect to which Seller has any material Liability or potential Liability Relating to CR.

                        (A) To the Knowledge of Seller, each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and, to the Knowledge of Seller. complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

                        (B) To the Knowledge of Seller, each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and, to the Knowledge of Seller, complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

                        (C) At Closing, neither Buyer nor the Acquired Assets shall be subject to any claims arising out of any such Employee Benefit Plan and there is no Basis for such a claim.

                        (D) Seller has delivered to Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (IRS Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements which implement each such Employee Benefit Plan.

              (x)  Environmental, Health, and Safety Matters.

                   (i) To the Knowledge of Seller, Seller has complied and is in compliance in all material respects with all Environmental, Health, and Safety Requirements Relating to CR.

                   (ii) Without limiting the generality of the foregoing, to the Knowledge of Seller, Seller has obtained and complied with, and is in compliance with, all permits, licenses, plans and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of the CR facilities and the operation of the CR business; a list of all such permits, licenses and other authorizations is set forth on the attached "Environmental and Safety Permits Schedule."

                   (iii) Seller has not received any written or oral notice, report or other information regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to Seller or the CR facilities arising under Environmental, Health, and Safety Requirements.

                   (iv) To the Knowledge of Seller, none of the following exists at any of the Leased Real Property: (1) underground storage tanks,
(2) asbestos-containing material in any
form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

                   (v) Except as set forth in ss.3(x)(v) of the Disclosure Schedule, Seller has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility used in connection with the CR business, including the Leased Real Property, (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to material liabilities, including any material liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental, Health, and Safety Requirements.

                   (vi) Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any material obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health, and Safety Requirements.

                   (vii) Seller has not, either expressly or by operation of law, assumed or undertaken any liability affecting the Acquired Assets, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements, which liability would become a liability of Buyer or affect the Acquired Assets after Closing.

                   (viii) To the Knowledge of Seller, no facts, events or conditions relating to the past or present CR facilities, properties or operations of Seller will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

              (y) Certain Business Relationships. Except to the extent that Philip R. Siegel and/or Arthur Lundeen are deemed Affiliates of Seller, none of Seller's Affiliates owns any asset, tangible or intangible, which is used in the CR business and which is not included in the Acquired Assets.

              (z) Disclosure. The representations and warranties contained in this ss.3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this ss.3 not misleading.

         4. Representations and Warranties of Buyer. Buyer represents and warrants to Seller that the statements contained in this ss.4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ss.4), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this ss.4.

              (a) Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

              (b) Authorization of Transaction. Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions.

              (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor, upon entry of the Approval Order, the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in ss.2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject. Except for the necessity of the Approval Order, Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in ss.2 above).

              (d) Brokers' Fees. Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

              (e) Payments. Except for the Management Incentives, neither Buyer nor any Affiliate of Buyer nor any officer, director, employee or agent thereof has, directly or indirectly, paid or delivered, offered to pay or deliver, or agreed to pay or deliver any fee, commission or other sum of money or item of property, however characterized, to any person that is now or was previously an affiliate or insider (as those terms are defined in the Bankruptcy Code) of Seller.

              (f) Adequate Assurance. Buyer has available to it all amounts necessary to allow Buyer to pay the Purchase Price in cash on the Closing Date.

         5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

              (a) General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in ss.6 below).

              (b) Notices and Consents. Seller will give any notices to third parties, and Seller will use its reasonable best efforts to obtain any third party consents, that Buyer reasonably may request in connection with the matters referred to in ss.3(c) above. As to those matters for which a notice or consent would not be required because the matters have been covered by the Approval Order or the matters have been expressly covered in the Disclosure Schedules, Buyer will not request a third party consent. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in ss.3(c) and ss.4(c) above.

              (c) Operation of Business. Seller will not engage in any practice, take any action, or enter into any transaction Relating to CR outside the Ordinary Course of Business.

              (d) Preservation of Business. Seller will keep the CR business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

              (e) Full Access. Seller will permit representatives of Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Seller, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the CR business.

              (f) Notice of Developments. Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in ss.3 and ss.4 above. No disclosure by any Party pursuant to this ss.5(f), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

              (g) Leases. Seller shall not amend, modify, extend, renew or terminate any Lease used in connection with the CR business, nor shall Seller enter into any new lease, sublease, license or other agreement for the use or occupancy of any real or personal property to be used in connection with the CR business, without the prior written consent of Buyer.

              (h) Employees. Seller shall allow Buyer full access to Seller's employees working in the CR business for the purpose of pre-employment interviews. Buyer may, but shall not be obligated to, hire any or all of such employees, effective at the Closing. The employees so hired by Buyer at Closing are hereinafter referred to as "Transferring Employees." Seller shall comply with any applicable requirements of the federal Worker Adjustment and Retraining Notification Act of 1988 ("WARN Act") and any applicable requirements of similar State laws, if any, in connection with or arising out of the transactions contemplated by this Agreement. Seller shall indemnify, defend and hold harmless Buyer for any obligations of Seller under the WARN Act or any similar State law. Notwithstanding anything contained to the contrary set forth herein, Buyer agrees that it will employ not less than 349 of Seller's employees who are employed in the CR business on the date of this Agreement.

              (i) Sale Motion; Buyer Protection and Bidding Procedures Order. Promptly following, the execution of this Agreement, but, except with the written consent of Buyer, which consent shall not be unreasonably withheld, no earlier than March 12, 2002, and no later than March 18, 2002, Seller shall file with the Bankruptcy Court the Sale Motion and such other motions as are necessary to implement the transaction contemplated hereby. Seller shall request a prompt hearing relative to, and shall use its best efforts to obtain, entry of the Buyer Protection and Bidding Procedures Order and the Sale Order.

              (j) Executory Contracts. Subject to the approval of this Agreement by the Bankruptcy Court and pursuant to the Executory Contract Assumption and Assignment Order, the Executory Contracts will be assumed by Seller and assigned to Buyer on the Closing Date under ss.365 of the Bankruptcy Code ("Assumed Contracts"). Seller shall, consistent with its current financial condition and the Bankruptcy Code and pursuant to any order of the Bankruptcy Court, use its best efforts to promptly comply with and perform any obligations under the Executory Contracts arising from and after the date hereof and through the Closing Date. In the Sale Motion, or in such additional or subsequent motions as may be appropriate, Seller will seek authority to assume and assign the Executory Contracts to Buyer in accordance with ss.365 of the Bankruptcy Code. All Executory Contracts shall be assigned to and assumed by Buyer at Closing. Seller shall be responsible for the payment of all cure payments with respect to any Executory Contracts.

              (k)  Approval.

                   (i) Seller shall use its best efforts to obtain Bankruptcy Court approval of the Sale Order which, among other things, will contain findings of fact and conclusions of law (i) finding that this Agreement was proposed by the Parties in good faith and represents the highest and best offer for the Acquired Assets and should be approved; (ii) finding that Buyer is a good faith purchaser under ss. 363(m) of the Bankruptcy Code and that the provisions of ss.363(n) of the Bankruptcy Code have not been violated; (iii) authorizing and directing Seller to enter into this Agreement and sell only the Acquired Assets to Buyer pursuant to this Agreement and ss.ss. 363 and 365 of the Bankruptcy Code, free and clear of all liens, claims, interests, liabilities and encumbrances (including any and all "interests" in the Acquired Assets within the meaning of ss. 363(f) of the Bankruptcy Code), other than the Assumed Liabilities, such that Buyer shall not incur any liability as a successor to the CR business; (iv) authorizing and directing Seller to execute, deliver, perform under, consummate and implement, this Agreement, together with all additional instruments and documents that may be reasonably necessary or desirable to implement the foregoing; (v) finding that Buyer is not a successor in interest to Seller or otherwise liable for any liability other than Assumed Liabilities,
(vi) finding that Buyer's acquisition of the Acquired Assets and assumption of the Assumed Liabilities does not reflect a significant continuity of the business of the debtor and permanently enjoining each and every holder of a liability other than an Assumed Liability from commencing, continuing or otherwise pursuing or enforcing any remedy, claim or cause of action against Buyer relative to such liability; and (vii) directing the Seller, at the direction of the Buyer, to immediately consummate the sale of the Acquired Assets without awaiting the expiration of any applicable time period for appealing the Sale Order;

                   (ii) Seller shall use its best efforts to obtain Bankruptcy Court approval of the Executory Contract Assumption and Assignment Order.

                   (iii) Seller shall use its best efforts to obtain Bankruptcy Court approval of the Buyer Protection and Bidding Procedures Order which, among other things, (i) approves and makes binding the Seller's entry into this Agreement, (ii) approves the Break-Up Fee, (iii) provides that Buyer's claim to the Break-Up Fee shall be entitled to treatment in the Bankruptcy Case in the event the Seller elects to sell the Acquired Assets to a Qualified Bidder, constitute a first priority lien against and be paid out of the proceeds of the sale to such Qualified Bidder, (iv) establishes a date by which initial Qualified Bids must be submitted, (v) establishes the sale hearing procedures for an auction at which only Qualified Bidders who have previously submitted a Qualified Bid may bid, (vi) sets a minimum incremental bid amount at $250,000 each bid in excess of the first Qualified Bid and (vii) requires Seller to promptly provide a copy of any Qualified Bid to Buyer and to any Qualified Bidder who has submitted a Qualified Bid;

                   (iv) Seller shall promptly make any filings, take all actions, and use its best efforts to obtain any and all other approvals and orders necessary or appropriate for consummation of the transaction contemplated hereby, subject to its obligations to comply with any order of the Bankruptcy Court;

                   (v) In the event an appeal is taken, or a stay pending appeal is requested, from the Sale Order, the Executory Contract Assumption and Assignment Order or the Buyer Protection and Bidding Procedures Order, Seller shall immediately notify Buyer of such appeal or stay request and shall provide to Buyer within one (1) business day a copy of the related notice of appeal or order of stay. Seller shall also provide Buyer with written notice of any motion or application filed in connection with any appeal from either of such orders; and

                   (vi) Buyer shall cooperate in providing such information and evidence as is necessary to obtain the orders described in this ss.5(k).

              (l) Exclusivity. Except as may be required by the Bankruptcy Code or any other applicable law, Seller will not directly or indirectly solicit or enter into discussions regarding a Competing Proposal; provided, however, that notwithstanding the foregoing, after entry of the Buyer Protection and Bidding Procedures Order, Seller shall be entitled to give such notice of the Buyer Protection and Bidding Procedures Order as the Bankruptcy Court requires to respond to and discuss any Competing Proposals from a Qualified Bidder, to provide information, including due diligence materials, to Qualified Bidders and to negotiate and discuss any Qualified Bid or as required to allow Seller to satisfy its fiduciary duties in accordance with the advice of Seller's counsel, provided, further, however, that Seller shall provide Buyer with copies of all Competing Proposals and other related communications received from third parties within one business day after Seller's receipt thereof. Nothing in this section shall require the divulgence of the identity of any third party making a Competing Proposal in violation of any confidentiality agreement with such third party.

              (m) Allocation Schedule. On or before the Closing Date, Buyer and Seller shall jointly complete the allocation schedule to be attached hereto as Exhibit E, as contemplated in ss.2(f) of this Agreement.

         6.   Conditions to Obligation to Close.

              (a) Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                   (i) the representations and warranties set forth in ss.3 above shall be true and correct in all material respects at and as of the Closing Date;

                   (ii) Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                   (iii) Seller shall have procured all of the third party consents specified in ss.5(b) above;

                   (iv) Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in ss.6(a)(i)-(iii) is satisfied in all respects;

                   (v) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would or could (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (C) affect adversely the right of Buyer to own the Acquired Assets or to operate the CR business;

                   (vi) Seller shall have obtained the Approval Order in form and substance reasonably satisfactory to Buyer and no stay has been granted pending any appeal of the Approval Order. Without limiting the foregoing, the Approval Order shall specifically provide that:

                        (A) the Parties have acted in good faith in the negotiation and consummation of this Agreement;

                        (B) the Seller is authorized and directed to execute, deliver, perform under, consummate and implement, this Agreement, together with all additional instruments and documents that may be reasonably necessary or desirable to implement the foregoing;

                        (C) the Acquired Assets shall be sold and transferred to Buyer and when so sold and transferred shall be free and clear of all claims, interests, liens or Security Interests such that Buyer shall not incur any liability as a successor in interest to Seller or a successor to the CR business, and, that with respect to Leases or contracts which are assumed by Seller and transferred to Buyer, Buyer shall be obligated under the terms and conditions of such Leases or contracts only by reason of the occupancy by Buyer of Real Property or the use by Buyer of personal property or services after the Closing;

                        (D) each and every holder of any claim or liability other than the Assumed Liabilities is permanently enjoined from commencing, continuing or otherwise pursuing or enforcing any remedy, claim or cause of action against Buyer relative to such claim or liability;

                        (E) Buyer and Seller, jointly, shall reasonably estimate the tax claims that could be asserted in connection with the transfer of the Acquired Assets to Buyer under any applicable state or local law imposing a stamp, transfer, sales or use tax, or similar tax (the "Section 1146(c) Taxes) and Seller and Buyer shall each contribute 50% of the amount of such estimated
Section 1146(c) Taxes to a neutral commercial escrow pending entry of an order confirming a plan of reorganization in the Bankruptcy Proceedings, at which time the transfer of the Acquired Assets shall not be subject to taxation under any state or local law imposing any such tax in accordance with Sections 1146(b) and 105(a) of the Bankruptcy Code and the escrowed funds shall be released back to the Buyer and Seller. Interest earned on such escrowed funds in excess of the fees of such escrow holder shall be divided equally between Buyer and Seller. In the event of a subsequent assertion of liability for any such Section 1146(c) Taxes, against Buyer or Seller, the Party receiving notice of such assertion shall promptly notify the other of such assertion. Buyer and Seller shall cooperate with each other to defend against such assertion and any amount thereof determined to be due, together with all costs of defense (including reasonable attorneys and accountants fees and costs) shall be borne equally by Buyer and Seller.

                   (vii) Seller and each of Mark Sipes, Eric Hazel and Keath Lauderdale shall have entered into releases of each of their employment agreements with Seller and shall have entered into Employment Agreements with Buyer in form and substance as set forth in Exhibits G-1 through G-3 attached hereto and the same shall be effective at the Closing.

                   (viii) Seller shall have terminated its employment of all Transferring Employees and shall have paid to such Transferring Employees all sums owed with respect to salaries, commissions, vacation, sick pay or paid time off accruals, deferred compensation and all other amounts owing to such Transferring Employees.

                   (ix) Seller shall have assumed and assigned to Buyer as of the Closing Date, pursuant to Section 365 of the Bankruptcy Code, all of Assumed Contracts. On or prior to the Closing Date, Seller shall have cured all defaults under the Assumed Contracts to the extent required under Section 365(b) of the Bankruptcy Code and this Agreement.

                   (x) Seller shall have delivered an instrument of quitclaim to, and transfer in form and substance satisfactory to Buyer delivering and surrendering to Buyer possession of all tangible personal property included in the Acquired Assets, with respect to which Buyer has not agreed to assume a lease or other contract governing such tangible personal property, together with Seller's written consent allowing the lessor, vendor or other party such lease or contract, and Buyer to enter into new leases or other contracts.

                   (xi) Seller's Stockholder shall have executed the Noncompetition Agreement and Guaranty in the form of Exhibit K.

Buyer may waive any condition specified in this ss.6(a) if it executes a writing so stating at or prior to the Closing.

              (b) Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                   (i) the representations and warranties set forth in ss.4 above shall be true and correct in all material respects at and as of the Closing Date;

                   (ii) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                   (iii) Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified above in ss.6(b)(i)-(iii) is satisfied in all respects;

                   (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                   (v) all actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Seller.

Seller may waive any condition specified in this ss.6(b) if it executes a writing so stating at or prior to the Closing.

         7.   Termination.

              (a) Termination of Agreement. Buyer and/or Seller may terminate this Agreement as provided below:

                   (i) Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

                   (ii) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (A) in the event that Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Seller of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach or (B) if the Closing shall not have occurred on or before May 31, 2002, by reason of the failure of any condition precedent under ss.6(a) hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

                   (iii) Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Seller has notified Buyer of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach or (B) if the Closing shall not have occurred on or before May 31, 2002, by reason of the failure of any condition precedent under ss.6(b) hereof (unless the failure results primarily from Seller itself breaching any representation, warranty, or covenant contained in this Agreement).

              (b) Effect of Termination. If any Party terminates this Agreement pursuant to ss.7(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party, except for any Liability of any Party then in breach, and except for the liability of Seller to pay the Break-Up Fee, if accrued pursuant to the provisions of ss.8(o) below.

         8.   Miscellaneous.

              (a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that Seller may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case Seller will use its reasonable best efforts to advise Buyer prior to making the disclosure).

              (b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

              (c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

              (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and
(ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

              (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

              (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

              (g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

                If to Seller:      Ronald D. Risher
                                   President and Chief Executive Officer
                                   Lason, Inc.
                                   1305 Stephenson Highway
                                   Troy, MI  48083

                With a copy to:    Laurence B. Deitch, Esq.
                                   Bodman, Longley & Dahling LLP
                                   100 Renaissance Center, 34th Floor
                                   Detroit, MI  48243

                If to Buyer:       Mr. Mark Legg
                                   ARC Acquisition Corporation
                                   700 North Central Ave., Suite 550
                                   Glendale, CA  91203

                With a copy to:    Fred B. Weil, Esq.
                                   Hanson, Bridgett, Marcus, Vlahos & Rudy, LLP
                                   333 Market Street, Suite 2300
                                   San Francisco, CA  94105

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

              (h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

              (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. Seller may consent to any such amendment at any time prior to the Closing with the prior authorization of its board of directors. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

              (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

              (k) Expenses. Each of Buyer and Seller will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Without limiting the generality of the foregoing, all Taxes, and all conveyance fees, and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement), shall be paid by Seller when due, and Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, if required by applicable law.

              (l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state or local statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

              (m) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

              (n) Break-Up Fee. In recognition of the great cost and expense undertaken by Buyer to prepare this Agreement and to investigate the assets and business relating to CR without assurance that Buyer will be permitted to purchase the Acquired Assets and in recognition that this Agreement is of immediate benefit to Seller in facilitating Seller's efforts to obtain the highest and best price notwithstanding the risks to Buyer, Seller agrees that in the event that Seller sells or otherwise transfers all or a substantial part of the assets constituting or used in the CR business to a party other than Buyer (or an Affiliate of Buyer) pursuant to the



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applicable provisions of the United States Bankruptcy Code, other than by reason of a breach of this Agreement by Buyer, Seller shall forthwith thereafter pay to Buyer, in immediately available funds, the sum of $1,250,000, and shall further reimburse Buyer for all reasonable costs and expenses not exceeding $500,000, incurred in connection with the negotiation of this transaction and investigations relating to CR, including, without limitation fees and expenses of lenders, accountants, attorneys and other advisors. Payment of the Break Up Fee shall be super priority administrative expense over all other administrative claims under Sections 503 and 507(a)(1) of the Bankruptcy Code.

         9.   Remedies for Breaches of This Agreement.

              (a) Survival of Representations and Warranties.

All of the representations and warranties of the Parties contained in ss.3(a)-(j) and ss.3(l)-(z) above, and in ss.4 shall survive the Closing hereunder and continue in full force and effect for a period of eighteen (18) months thereafter. All of the representations and warranties of the Seller contained in ss.3(k) relating to Taxes shall survive the Closing and continue in full force and effect until 30 days following the expiration of the statute of limitations (including extensions) applicable to the particular Tax about which the representations and warranties are made.

              (b)  Indemnification of Buyer.

                   (i) In the event that Seller breaches (or in the event any third party alleges facts that, if true, would mean that Seller has breached) any of Seller's representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to ss.9(a) above, provided that Buyer makes a written claim for indemnification against Seller pursuant to ss.9(h) below within such survival period, then Seller shall indemnify, defend and hold harmless Buyer from and against the entirety of any Adverse Consequences Buyer may suffer through and after the date of Buyer's written claim for indemnification (including any Adverse Consequences Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach). For the avoidance of doubt, a claim for a breach of the representations and warranties of Seller under ss.3(q) hereof relating to accounts receivable of CR may only be made for the amount, if any, by which the aggregate uncollectible receivables exceeds the amount of the reserve for bad debts referred to in such ss.3(q).

                   (ii) Seller agrees to indemnify, defend and hold harmless Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability for any Taxes Relating to CR with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable to the portion of such period beginning before and ending on the Closing Date).

                   (iii) Notwithstanding anything contained in this Agreement to the contrary, Seller's maximum aggregate liability under this ss.9(b) shall not exceed $7,500,000.

              (c) Limitation on Indemnities. No indemnification payable by an indemnifying party hereunder shall be required from such indemnifying party until the aggregate


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


amount of losses incurred by the indemnified party exceed $75,000 and in the event that indemnified party's damages exceed $75,000 in the aggregate from one or more claims, the indemnifying party's indemnity obligations will be for indemnification of amounts of the indemnified party's damages in excess of the initial $75,000.

              (d) Indemnification of Seller. In the event that Buyer breaches (or in the event any third party alleges facts that, if true, would mean that Buyer has breached) any of its representations, warranties, and covenants contained herein, and provided that Seller makes a written claim for indemnification against Buyer pursuant to ss.9(h) below within the applicable survival period set forth in ss.9(a), then the Buyer agrees to indemnify, defend and hold harmless Seller from and against the entirety of any Adverse Consequences that Seller may suffer through and after the date of Seller's written claim for indemnification (including any Adverse Consequences Seller may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

              (e)  Matters Involving Third Parties.

                   (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this ss.9, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

                   (ii) The Indemnifying Party will have the right to assume the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party at any time within 15 days after the Indemnified Party has given notice of the Third Party Claim; provided, however, that the Indemnifying Party must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and provided further that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim.

                   (iii) So long as the Indemnifying Party has assumed and is conducting the defense of the Third Party Claim in accordance with ss.9(d)(ii) above, (A) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages by the Indemnifying Party and does not impose any injunctions or other equitable relief upon the Indemnified Party and (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably).

                   (iv) In the event that the Indemnifying Party does not assume and conduct the defense of the Third Party Claim in accordance with ss.9(d)(ii) above, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem



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


appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith) and (B) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this ss.9.

              (f) Determination of Adverse Consequences. The Parties shall take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this ss.9. All indemnification payments under this ss.9 shall be deemed adjustments to the Purchase Price.

              (g) Other Indemnification Provisions. Subject to the limitations contained in ss.9(a), (b)(iii) and (c), the foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy (including without limitation any such remedy arising under Environmental, Health, and Safety Requirements) that Buyer may have with respect to Seller. The foregoing indemnification provisions are in addition to any specific remedies granted to Buyer pursuant to ss.10 below and such remedies are subject only to the limitations contained in ss.10.

              (h) No Consequential Damages. Notwithstanding anything contained in this Agreement to the contrary, neither Party shall be liable to the other, any other person, for indirect, special, incidental, consequential, exemplary or punitive damages or lost profits or business arising out or related to this Agreement, or to the performance or breach of any of the warranties, representations or covenants contained in this Agreement.

         10.   Covenant not to Compete; Confidentiality.

              (a)  Noncompetition.

                   (i) Seller will not, at any time within the five (5) year period following the Closing (the "Restricted Period"), directly engage in, or have any interest in, any firm, corporation or business (whether as an agent, partner, security holder, creditor, owner, employee, consultant, consulting firm or otherwise) that engages in, or otherwise assist in, any Prohibited Activity, as that term is defined below, in the Territory, as that term is defined below, provided, however, that ownership of less than 1% of the outstanding stock of any publicly-traded corporation shall not be deemed to be an engagement in any of its businesses solely by reason of such ownership. For the purpose of this ss.10, "Prohibited Activity" shall mean:

                        (A) Any activity after the Closing that is the same as, similar to, or competitive with any CR business activity including, without limit any business which provides reprographic services to the engineering, architecture and construction industries (including marketing or sales efforts) provided, however, that Seller shall not be prohibited from engaging in the business of small format image capture (such as scanning) not involving hard copy output and services related to the provision of off-shore data capture and entry work;

                        (B) Consulting with, being employed by or acting as an agent for any prior or existing customer or competitor of the CR business with respect to those activities specified in clause (A) above; and

                        (C) Inducing or attempting to persuade any person who is then, or at any time during the previous six (6) months has been, a CR employee, sales representative, consultant, customer or supplier to terminate or curtail his, her or its present or prospective relationship with Buyer as successor to the CR business.

                   (ii) Territory. For purposes of this ss.10, the "Territory" shall constitute the portions of each city, county, municipality or similar geographic subdivision in each of the states of the United States lying within a 35 mile radius of each place where the CR business is conducted on the date of this Agreement or on the Closing Date.

                   (iii) Reasonableness. Seller agrees that the covenants contained in clauses of ss.10(a) above, including the terms of the covenants and the geographical areas encompassed within the Territory, are necessary and reasonable in order to protect Buyer in the conduct of the CR business and the utilization of its assets, tangible and intangible, including goodwill, and to preserve and protect the Acquired Assets, including goodwill, and the customers and trade secrets Relating to CR of which Seller has and will have knowledge.

                   (iv) Severability. The Parties intend that the covenants contained in ss.10(a) above shall be construed as a series of separate, identical covenants, one for each city, county, municipality, or similar geographic subdivision covered by the Territory. The scope, geographic limit, and duration of each such separate covenant shall be enforced to the fullest extent permitted by law. The invalidity of any one such covenant, or any provision of this Agreement, shall not affect the validity of the remaining such covenants or this Agreement as a whole, all of which shall remain in full force and effect.

              (b) Non-Disclosure. Seller shall not, at any time, reveal to any person or entity any of the trade secrets or confidential information concerning the CR business, nor shall Seller, at any time reveal to any person or entity any such trade secrets or information of any third party which Seller is under an obligation to keep confidential (including, but not limited to, trade secrets or confidential information respecting inventions, products, designs, methods, know-how, techniques, systems, processes, software programs, works of authorship, customer lists, projects, plans and proposals), and Seller shall not use or attempt to use any such information in any manner which may injure or cause loss or may be calculated to injure or cause loss, whether directly or indirectly, to Buyer, Buyer's Affiliates or any said third party.

              (c) Injunctive Relief. Seller acknowledges that any failure by Seller to comply with the requirements of ss.10(a) or (b) will result in irreparable injury to Buyer and Buyer may have no adequate means to protect its rights under ss.10(a) or (b) other than by securing a court order prohibiting Seller from violating the provisions thereof. Seller agrees that Buyer may enforce this Agreement by obtaining a preliminary and permanent injunction or other restraining order and any other appropriate equitable relief in any court of competent jurisdiction.

              (d) Seller acknowledges that the recovery of damages will not be an adequate means to redress a breach of ss.10(a) or (b), but nothing herein shall prohibit Buyer from pursuing any remedies in addition to injunctive relief; including recovery of damages.



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



         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.


ARC ACQUISITION CORPORATION

By:  /s/ Kumarakulasingam Surivakumar
     -------------------------------------
     Kumarakulasingam Suriyakumar,
     Chief Operating Officer



LASON SYSTEMS, INC.

By:  /s/ Ronald D. Risher
     -------------------------------------
     Ronald D. Risher,
     President and Chief Executive Officer



                                      -37-